Exhibit 99.2

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS ANTICIPATED FINANCIAL RESULTS

FOR THE FIRST QUARTER 2013

FOSTER CITY, CA – May 16, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported its expectations regarding financial results for the quarter ended March 31, 2013.

Friedhelm Blobel, Ph.D., SciClone Chief Executive Officer, commented: “The accounting treatment for portions of our NovaMed promotion services revenue that may impact the timing of revenue recognition between quarters is under review. We are working with both our prior and current independent registered public accounting firms on the matter. To obtain a resolution on this matter we believe we will need to consult with the SEC and we are unable to predict the timing of when our 10-Q will be filed. Today, we are reporting preliminary results assuming an accounting basis consistent with the Company’s financial statements for the 2012 year-end, as well as our expectation of variances in the results for this quarter. The most significant issue we are reviewing is whether a portion (approximately 25%) of our promotion services revenue under our Sanofi agreement should be recognized during each of the first three quarters, or deferred until the fourth quarter of the same year. Until this issue is resolved, we will not be able to finalize our results and file our Form 10-Q for the quarter.”

Except as noted, all information in this report assumes an accounting basis consistent with the Company’s financial statements for the 2012 year-end. Overall revenues are expected to be $29.8 million, compared to $41.1 million for the same period of the prior year, including a $10.7 million or 36% decrease in sales of ZADAXIN®. The Company previously communicated that ZADAXIN revenues would be lower in the first half of the year as it reduces its channel inventory levels. As discussed previously, in 2012 during the third quarter and particularly in September 2012, the Company estimates that there was an increase of approximately $14 million in ZADAXIN channel inventory levels, and the Company believes that sales to its customers, importers and distributors exceeded the pace at which they were able to sell ZADAXIN through to hospital pharmacies and other parties, resulting in lower commercial sales by the Company to its importer in the first quarter of 2013. ZADAXIN channel inventory levels decreased by approximately $5 million in the fourth quarter of 2012, and decreased by approximately $5 million in the first quarter of 2013 due to strong demand for ZADAXIN in the market and a decreased supply to importers. The Company expects these levels to continue to improve in the second quarter of 2013 to more typical levels for imported drugs in China. In addition, the Company has made significant organizational and management enhancements, including the hiring of an experienced Chief Executive Officer for China Operations, designed to improve its sales and marketing performance.

“In the first quarter of this year, we continued to execute on our sales and marketing strategies according to our 2013 business plan and delivered results that are in line with our expectations for the quarter and our ability to achieve our full-year financial guidance by year-end,” said Dr. Blobel. “We continued to make good progress in reducing the ZADAXIN® channel inventory build-up, demand for ZADAXIN continues to be strong and we continue to anticipate positive momentum in the second half of this year. Importantly, hospitals sales in the quarter were, based on the information available to us, higher than the prior period a year ago. Our focus remains on reestablishing our Company’s growth trajectory, including expanding sales of ZADAXIN in new markets and in new indications, as well as on establishing profitability in our product promotion business.”

Continued Dr. Blobel: “With the just announced licensing agreement with Zensun (Shanghai) Science & Technology for Neucardin™, a novel, first-in-class treatment for chronic heart failure, we are fulfilling a major corporate goal to expand our product portfolio with a high quality, differentiated therapeutic with significant commercial potential to help drive our long-term growth. We believe that Neucardin has near-term commercial potential and can contribute to our long-term growth. We look forward to working with our partner Zensun to advance this promising product through the regulatory and commercial process.”

Financial Results

Assuming an accounting basis consistent with the Company’s financial statements for the 2012 year-end, SciClone’s expectation for revenues for the quarter ended March 31, 2013 is $29.8 million, a decrease of 27% compared to revenues for the same period of the prior year of $41.1 million. For the first quarter of 2013, ZADAXIN reported revenues are expected to be $19.0 million, compared to revenues for the same period in the prior year of $29.7 million, a decrease of 36%. The Company previously communicated that ZADAXIN revenues would be lower in the first half of the year as it reduces its channel inventory levels. For the quarter ended March, 31, 2013 the Company estimates that if it determined to change its accounting treatment for promotion services revenue under its contracts with Sanofi, recognition of between approximately $2 million and $2.5 million of the $29.8 million in revenue would be deferred until the fourth quarter. Revenue would then be recognized, provided that the Company had met certain annual sales targets, which it has met in each of the last two years.

SciClone’s net income for the first quarter of 2013 is expected to be $3.9 million, compared to $9.7 million for the same period in the prior year, or $0.07 per share on both a basic and diluted basis, for the three months ended March 31, 2013, compared to $0.17 and $0.16 per share on a basic and diluted basis, respectively, for the same period in the prior year, assuming an accounting basis consistent with the Company’s financial statements for the 2012 year-end. The Company estimates that if it determined to change its accounting treatment for the Sanofi contracts, net income would be between approximately $2 million and $2.5 million lower for the first quarter of 2013.

At March 31, 2013, cash and cash equivalents, restricted cash and investments totaled approximately $96.1 million, compared to $87.0 million at December 31, 2012. The increase in SciClone’s cash balance was primarily due to the cash generated by the Company’s commercial operations, partially offset by $2.5 million used in the quarter ended March 31, 2013 for the repurchase of SciClone stock.

SciClone will release full financial results, including non-GAAP results and a reconciliation to GAAP, when it has determined the appropriate accounting treatment for the Sanofi revenue.

The Company intends to hold a conference call with stockholders when the full financial results are announced.

SciClone also announced today a licensing agreement with Zensun Pharmaceuticals. The Company will incur certain expenses in connection with that transaction. The Company anticipates that it will revise guidance to reflect such anticipated expenses when it issues its final results for the first quarter.

On May 16, 2013, the Company received a written notice from the NASDAQ Stock Market indicating that the Company is not in compliance with NASDAQ listing rule 5250(c)(1) because the Form 10-Q was not timely filed. The notice was issued in accordance with standard NASDAQ procedures as a result of the delayed filing. Timely filing of periodic reports is a requirement for continued listing under NASDAQ rules. The Company expects to take all necessary steps to come into compliance with those rules as soon as the Form 10-Q is filed. The notice has no immediate effect on the listing of the Company’s common stock.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 14 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the process of finalizing results for the quarter and uncertainties in the estimate of the changes in financial results that could result during that process; the costs, expenses and risks relating to a potential delisting if the company cannot file its delayed Form 10-Q within a reasonable time frame; the course, cost and outcome of regulatory matters, including further pricing decisions by authorities in China; the on-going regulatory investigations; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2013; the challenges presented by integrating an acquired business into existing operations; the effect of management changes and turnover in its China operations; the potential effect over the coming quarters of increased channel inventory; the dependence on third-party license, promotion or distribution agreements, including the need to renew such agreements or end arrangements that the Company does not believe are beneficial; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations; however, the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense, and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.